EXHIBIT 10.1

2007 STOCK INCENTIVE PLAN

THE BANKSHARES, INC. 2007 STOCK INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this Stock Incentive Plan is to offer certain Employees, Directors, and Consultants the opportunity to acquire a proprietary interest in the Company. Through the Plan, the Company and its Affiliates seek to attract, motivate, and retain highly competent persons. The success of the Company and its Affiliates is dependent upon the efforts of these persons. The Plan provides for the grant of Options, Restricted Stock Awards, Performance Stock Awards and Stock Appreciation Rights. An Option granted under the Plan may be a Non-Statutory Stock Option or an Incentive Stock Option, as determined by the Administrator.

2. Definitions. As used herein, the following definitions shall apply.

“Administrator” shall mean the Board or any one of the Committees.

“Affiliate” shall mean (i) with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company and, with respect to the grant of a Non-Statutory Stock Option or a SAR, that would be treated as part of a single controlled group of corporations with the Company under Sections 414(b) and 414(c) of the Code if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treasury Regulation Section 1.414(c)-2, and (ii) with respect to Castle Creek, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by or under common control with Castle Creek, respectively, but excluding the Company and the Company’s subsidiaries and other Affiliates that the Company controls. Solely with respect to the granting of any Incentive Stock Options, an Affiliate of the Company means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Award” shall mean an Option, Stock Award or a SAR.

“Award Agreement” shall mean an Option Agreement, SAR Agreement or Stock Award Agreement.

“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules thereto).

“Board” shall mean the Board of Directors of the Company.

“Castle Creek” shall mean Castle Creek Capital LLC.

“Cause” shall mean any of the following:

(i) a Participant’s willful and continued failure to perform his or her material duties with respect to the Company or its Affiliates, which continues beyond ten (10) business days after a written demand for substantial performance specifying such failure(s) is received by the Participant from the Company; or

(ii) the willful or intentional engaging by a Participant in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or Castle Creek (taking into account their respective Affiliates); or

(iii) a Participant’s conviction for, or a plea of nolo contendre to, the commission of a felony; or

(iv) any material breach or violation by a Participant of any employment or service agreement between the Participant and the Company or any of its Affiliates, or of any applicable policy of the Company or any of its Affiliates, that causes a demonstrable injury, monetarily or otherwise, to the Company, Castle Creek or their respective Affiliates; provided that any such material breach or violation is not cured within the time period, if any, specified under any such agreement or policy.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Cause (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, if no definition of Cause or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

“Change in Control” shall mean:

(i) the consummation of a plan of dissolution or liquidation of the Company;

(ii) the individuals who, as of the effective date hereof, are members of the Board (“Incumbent Board”), cease for any reason to constitute a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;

(iii) the consummation of a plan of reorganization, merger or consolidation involving the Company, except for a reorganization, merger or consolidation where (A) the shareholders of the Company immediately prior to such reorganization, merger or consolidation Own directly or indirectly at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from such reorganization, merger or consolidation (the “Surviving Company”), and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute a majority of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company;

(iv) the sale, lease, exchange or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company to another Person, other than one or more of the Permitted Holders or any Person controlled by one or more of the Permitted Holders; or

(v) the acquisition by another Person, other than one or more of the Permitted Holders or any Person controlled by one or more of the Permitted Holders, of Beneficial Ownership of stock representing more than fifty percent (50%) of the voting power of the Company (or any successor to all or substantially all of the assets of the Company or any entity which controls the Company) then outstanding, including by way of merger, consolidation, tender or exchange offer or otherwise.

“Code” shall mean the Internal Revenue Code of 1986 (and any successor Internal Revenue Code) as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean a committee appointed by the Board in accordance with Section 3 hereof.

“Common Stock” shall mean the common stock of the Company, no par value.

“Company” shall mean The BANKshares, Inc., a Delaware corporation.

“Consultant” shall mean any natural person who performs bona fide services for the Company or its Affiliates as a consultant or advisor, excluding Employees and Directors.

“Covered Employee” shall mean the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code (and as such determination may be amended from time to time).

“Date of Grant” shall mean the effective date as of which the Administrator grants an Option or a SAR to an Optionee or a Stock Award to a Grantee.

“Director” shall mean a member of the Board of Directors of the Company.

“Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

“Employee” shall mean any individual who is a common-law employee of the Company or one of its Affiliates.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price,” in the case of an Option, shall mean the exercise price of a Share of Optioned Stock pursuant to Section 6(b) or 7(b), as applicable. “Exercise Price,” in the case of a SAR, shall mean the per Share price used as the baseline measure for the value of a SAR, as determined by the Administrator pursuant to Section 10(a).

“Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:

(i) If the Common Stock is listed on an established stock exchange or traded on a national market system, including without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Shares of stock (or the closing bid, if no sales were reported) as quoted on such exchange or system (or, if reported on both, the exchange or system with the greatest volume of trading in the Common Stock) for the date of determination (or, if no sale of Shares or closing bid for Shares was reported for such date, on the most recent trading day prior to the determination date on which a sale of Shares was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. On the exercise date of an Option or a SAR, the valuation of a Share shall be determined as of the last trading day preceding the exercise of such Award;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock quoted by such recognized securities dealer on the date of determination; or

(iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined, in good faith, by the Administrator in accordance with Section 409A of the Code.

For purposes of subsection (iii), the determination of such Fair Market Value by the Administrator will be made no less frequently than every twelve (12) months and will either (A) use one of the safe harbor methodologies permitted under Proposed Treasury Regulation Section 1.409-1(b)(iv)(B)(2) (or such other similar final regulation provision as may be provided) or (B) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices or an established securities market or an amount paid in an arm’s-length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its stockholders or its creditors.

“Granted Stock” shall mean the shares of Common Stock that were granted pursuant to a Stock Award.

“Grantee” shall mean any person who is granted a Stock Award.

“Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, as amended from time to time.

“Management Stockholders Agreement” shall mean the management stockholders agreement entered into among the Company, Castle Creek and various other holders of equity interests in the Company, as such agreement may be amended from time to time.

“Non-Employee Director” shall mean a Director who either (i) is not a current Employee or officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated under the federal securities laws or any successor thereto (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

“Non-Statutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

“Notice of Stock Appreciation Rights Grant” shall mean the notice delivered by the Company to the Optionee evidencing the grant of a SAR.

“Notice of Stock Option Grant” shall mean the notice delivered by the Company to the Optionee evidencing the grant of an Option.

“Option” shall mean an option to acquire Common Stock granted pursuant to Section 6 or Section 7 of the Plan.

“Option Agreement” shall mean a written agreement that evidences an Option in such form as the Administrator shall approve from time to time.

“Optioned Stock” shall mean the Common Stock subject to an Option or a SAR, as the case may be.

“Optionee” shall mean any person who receives an Option or a SAR.

“Outside Director” shall mean a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

“Own, Owned, Owner, Ownership” shall mean that a Person shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities. For the purposes of determining the limitations applicable to Incentive Stock Options, this term shall include (i) for an individual for whom such limitation is being determined, such individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and (ii) with respect to stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

“Participant” shall mean an Optionee or a Grantee.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code contained in Section 162(m)(4)(C) of the Code (including the special provision for options thereunder).

“Performance Goals” means the objective or subjective criteria determined by the Committee, the degree of attainment of which will affect the amount of the Award the Grantee is entitled to receive or retain. Performance Goals may contain threshold, target, and maximum levels of achievement and, to the extent the Committee intends an Award to comply with the Performance-Based Exception, the Performance Goals shall be chosen from among the Performance Measures set forth in Section 4(d)(i).

“Performance Measure” has the meaning set forth in Section 4(d)(i).

“Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which the attainment of Performance Goals specified by the Committee with respect to such Award are to be measured. A Performance Period may be a year or a longer or shorter period.

“Performance Stock Award” shall mean an Award granted pursuant to Section 9 of the Plan.

“Permitted Holder” shall mean, as of the date of determination, any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power, of its voting equity securities or of the value of its equity securities is Owned, directly or indirectly, by the Company, (ii) the Company or any of its subsidiaries, and (iii) Castle Creek or any of its Affiliates.

“Person” shall have the meaning ascribed to such term by Section 13(d) or 14(d) of the Exchange Act (or any successor section(s) thereto), and, as the context requires, shall include two or more Persons acting as a group within the meaning of Section 13(d) or 14(d) of the Exchange Act.

“Plan” shall mean this The BANKshares, Inc. 2007 Stock Incentive Plan, as amended from time to time.

“Qualified Note” shall mean a recourse note, with a market rate of interest that may, at the discretion of the Administrator, be secured by the Optioned Stock or otherwise.

“Restricted Stock Award” shall mean an Award granted pursuant to Section 8 of the Plan.

“Restriction” shall mean any restriction on a Participant’s free enjoyment of the Shares or other rights underlying Awards, including (i) that the Participant or other holder may not sell, transfer, pledge or assign a Share or right; and (ii)such other restrictions as the Administrator may impose in the Award Agreement (including, without limitation, any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based on the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Administrator shall specify. Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Administrator shall determine.

“Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3.

“SAR” or “Stock Appreciation Right” shall mean a stock appreciation right granted pursuant to Section 10 of the Plan.

“SAR Agreement” shall mean a written agreement that evidences a SAR in such form as the Administrator shall approve from time to time.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as each may be amended from time to time.

“Service” shall mean the performance of services for the Company (or any Affiliate) by an Employee, a Director or a Consultant, as determined by the Administrator in its sole discretion. Service shall not be considered interrupted in the case of: (i) a change of status (i.e., from Employee to Consultant, Non-Employee Director to Consultant, or any other combination); (ii) transfers between locations of the Company or between the Company and any Affiliate; or (iii) a leave of absence approved by the Company or an Affiliate. A leave of absence approved by the Company or an Affiliate shall include sick leave, military leave, or any other personal leave approved in writing by an authorized representative of the Company or an Affiliate.

“Service Provider” shall mean an Employee, a Director who is not an Employee, or a Consultant.

“Share” shall mean a share of Common Stock.

“Stock Award” shall mean a Restricted Stock Award or a Performance Stock Award.

“Stock Award Agreement” shall mean a written agreement that evidences a Restricted Stock Award or Performance Stock Award in such form as the Administrator shall approve from time to time.

“Tax” or “Taxes” shall mean the federal, state, and local income, employment and excise tax liabilities incurred by the Participant in connection with Awards granted hereunder.

“10% Shareholder” shall mean the Owner of stock (including Ownership as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

“Termination Date” shall mean the date on which a Participant’s Service terminates, as determined by the Administrator.

“Vesting Event” shall mean the earlier to occur of: (i) a Change in Control of the Company; and (ii) the death of the Participant.

3. Administration of the Plan.

(a) In General. Except as otherwise provided for below, the Plan shall be administered by (i) a Committee, the members of which shall be appointed by the Board from time to time and may be removed by the Board from time to time, and which shall be constituted to satisfy applicable laws, or (ii) in the absence of such a Committee, the Board. The Plan may be administered by different Committees with respect to different groups of eligible Service Providers.

(i) Section 162(m). To the extent that the Board determines that it is desirable to qualify Awards as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee comprised solely of two or more Outside Directors.

(ii) Rule 16b-3. To the extent that the Board determines that it is desirable to comply with Rule 16b-3, the Plan shall be administered by a Committee comprised solely of two or more Non-Employee Directors.

(b) Powers of the Administrator. Subject to the provisions of the Plan (including, but not limited to Section 17(b) hereof), the Administrator shall have the authority, in its sole discretion:

(i) to determine the Fair Market Value of the Common Stock;

(ii) to select the Service Providers to whom Awards may, from time to time, be granted under the Plan;

(iii) to determine whether and to what extent Awards are granted under the Plan;

(iv) to determine as to all or part of any Award to any Participant, at the time the Award is granted or thereafter, that an Award shall become exercisable or vested upon a Termination Date, or other date or event, to determine that Awards shall continue to become exercisable or vested in full or in installments after a Termination Date (but not beyond the original term of the Award), or to provide that any Stock Award shall in whole or in part not be forfeited upon such Termination Date, subject to Section 17(e) of the Plan;

(v) to determine the number of Shares that pertain to each Award;

(vi) to determine the terms and conditions of any Awards and Award Agreements (including, but not limited to, conditions intended to comply with Section 409A, the Exercise Price, the number of Shares or the amount of cash or other property to which an Award will relate, the term of an Award, the type of an Option (Non-Statutory Stock Option or Incentive Stock Option), the time or times when Awards may be exercised, any vesting, acceleration or waiver of forfeiture Restrictions, a Restriction on exercisability or transferability, any Restriction or limitation, any schedule for, or performance conditions relating to, the earning of any Award or the Shares relating thereto (including requiring the Participant to enter into restrictive covenants), any Performance Goals including those relating to the Company and/or an Affiliate, division or individual, and/or vesting based on the passage of time, based in each case on such considerations as the Administrator shall determine;

(vii) to determine whether or not specific Awards shall be granted in connection with other specific Awards, and, if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(viii) to determine with respect to a Stock Award, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, and whether a Stock Award (including, if applicable, Restricted Stock acquired upon the exercise of an Option) shall be held in escrow or other custodial arrangement;

(ix) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, cancelled, forfeited or surrendered or any terms of the Award may be waived, to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to any Award or any group of Awards for any reason and at any time, or to extend the period subsequent to the Termination Date within which an Award may be exercised;

(x) to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Participant, or, if and to the extent specified in the Award Agreement, automatically or at the election of the Administrator (for purposes of limiting the loss of deductions pursuant to Section 162(m) of the Code or otherwise), and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Sections 162(m) and 409A of the Code or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;

(xi) to grant Awards in replacement of Awards previously granted under this Plan or any other compensation plan of the Company, provided that any such replacement grant that would be considered a repricing shall be subject to shareholder approval;

(xii) with the consent of the Participant, to amend any Award Agreement at any time; provided that the consent of the Participant shall not be required for any amendment (A) that, in the Administrator’s sole determination, does not materially adversely affect the rights of the Participant, or (B) which is necessary or advisable (as determined by the Administrator) to carry out the purpose of the Award as a result of any new applicable law or change in existing applicable law, or (C) to the extent the Award Agreement specifically permits amendment without consent;

(xiii) without the consent of the Participant, to make adjustment in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or accounting principals; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee to the extent such Award is intended to satisfy the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code;

(xiv) to make such adjustments or modifications to Awards or to adopt such sub-plans for Service Providers working outside of the United States as are advisable to fulfill the purposes of the Plan;

(xv) to correct any defect or supply an omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan, and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(xvi) to reduce the Exercise Price of any Option or SAR to the then current Fair Market Value if the Fair Market Value of the Optioned Stock has declined since the Date of Grant of such Option or SAR;

(xvii) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(xviii) to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan, including with respect to compliance with all Tax rules and regulations, and generally to exercise such powers and to take any other action with respect to any matters relating to the Plan for which the Administrator is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Administrator may deem necessary or advisable for the administration of the Plan, including, but not limited to, making such amendments to the terms of the Plan or any Award granted hereunder as may be necessary with respect to Awards made to Participants who reside or work outside of the United States; and

(xix) to adopt, alter, suspend, waive and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem necessary or advisable for the administration of the Plan.

A majority of the members of the Committee or the Board, as applicable, shall constitute a quorum, and all determinations shall be made by a majority of the members thereof.

(c) Delegation.

(i) General. Except to the extent prohibited by applicable law, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Administrator. The Administrator may delegate to the Chief Executive Officer or Chief Financial Officer of the Company the authority to grant Awards under this Plan to Participants who are not officers, in accordance with the requirements of applicable law. Any such allocations or delegation may be revoked by the Administrator at any time.

(ii) When Common Stock is Publicly Traded. The Administrator may delegate to the Chief Executive Officer or Chief Financial Officer of the Company any or all of the authority of the Administrator with respect to Awards to Participants, other than Grantees who are executive officers of the Company, or are (or are expected to be) Covered Employees, and/or are subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving Shares.

(i) (iii) How Determinations Are Made. All determinations of the Committee shall be made only if there is a quorum for Committee action and by a majority of Committee members present but no less than two members; provided that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.

(iv) Effect of Administrator’s Decision. All actions, decisions, designations, determinations, interpretations and other decisions of the Administrator shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, any Participant, any Service Provider, any person claiming any rights under the Plan from or through any Participant, and stockholders, except to the extent the Administrator may subsequently modify, or take further action not inconsistent with its prior action. If not specified in the Plan, the time at which the Administrator must or may make any determination shall be determined by the Administrator, and any such determination may thereafter be modified by the Administrator. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator. The Administrator’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

(d) Liability. Neither the Administrator nor any member thereof shall be personally liable by reason of any contract or other instrument executed by such member or on his/her behalf in his/her capacity as a member for any mistake of judgment made in good faith. The Company shall indemnify and hold harmless each member and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power the Company may have to indemnify them or hold them harmless.

4. Stock Subject to the Plan.

(a) Basic Limitation. The total number of Shares issued pursuant to Awards that may be granted under the Plan may not exceed 700,000, subject to the adjustments provided for in Section 11 of the Plan.

(b) Additional Shares. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates or lapses without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination or lapse shall again be available for grant under the Plan. If a SAR is settled in Shares, only the number of Shares delivered in settlement of a SAR shall cease to be available for grant under the Plan, regardless of the number of Shares with respect to which the SAR was exercised. If any Shares subject to an Award granted hereunder are withheld or applied as payment in connection with the exercise of an Award (including the withholding of Shares on the exercise of a SAR that is settled in Shares) or, except with respect to Shares of Restricted Stock, the withholding or payment of Taxes related thereto, such Shares shall again be available for grant under the Plan.

(c) Compliance with Section 162(m) of the Code.

(i) Section 162(m) Compliance. To the extent the Administrator determines that compliance with the Performance-Based Exception is desirable with respect to an Award, this Section 4(c) shall apply. In the event that changes are made to Section 162(m) of the Code to permit flexibility with respect to the Award or Awards available under the Plan, the Administrator may, subject to this Section 4(c), make any adjustments to such Awards as it deems appropriate.

(ii) Annual Individual Limitations. No Participant may be granted Options, SARs or Stock Awards (or any other Award which is denominated in Shares) with respect to a number of Shares in any one calendar year which, when added to the Shares subject to any other Award denominated in Shares granted to such Participant in the same calendar year, shall exceed 50,000 Shares. If an Award denominated in Shares is cancelled, the cancelled Award continues to count against the maximum number of Shares for which an Award denominated in Shares may be granted to a Participant in any calendar year. The Share limit shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 11(a). No Participant may be granted Awards payable in cash in any one calendar year the maximum payout for which, when added to the maximum payout for all other cash Awards granted to such Participant in the same calendar year, shall exceed $1,000,000.

(d) Performance-Based Exception under Section 162(m) of the Code.

(i) Performance Measures. Unless and until the Company’s stockholders approve a change in the general Performance Measures set forth in this Section 4(d)(i), for Awards (other than Options) designed to qualify for the Performance-Based Exception, objective performance criteria shall be one or more of the following (each a “Performance Measure”):

(1)	consolidated earnings (including earnings before interest, taxes, depreciation and amortization);

(2)	net income or loss (either in the aggregate or on a per-Share basis);

(3)	net economic value;

(4)	economic value added;

(5)	operating income or profit;

(6)	earnings (either in the aggregate or on a pre-Share basis);

(7)	growth or rate of growth in earnings (either in the aggregate or on a per-Share basis;

(8)	book value per share;

(9)	return on shareholders’ equity;

(10)	expense management;

(11)	reductions in expense levels determined either on a Company-wide basis or in respect of any one or more business units;

(12)	any debt ratings, debt leverage, and debt service;

(13)	stockholder returns (including return on assets, investments, equity or gross sales);

(14)	improvements in capital structure;

(15)	profitability of an identifiable business unit or product;

(16)	aggregate product unit and pricing targets;

(17)	maintenance or improvement of profit margins;

(18)	Share price (including attainment of a specified per-Share price during the Performance Period, growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

(19)	costs and efficiency ratios;

(20)	cash flow provided by operations (either in the aggregate or on a per-Share basis);

(21)	growth or rate of growth in cash flow (either in the aggregate or on a per-Share basis);

(22)	free cash flow (either in the aggregate or on a per-Share basis);

(23)	working capital;

(24)	return measures (including return on assets, equity or sales);

(25)	growth or rate of growth in return measures (including return on assets, equity or sales);

(26)	safety record;

(27)	core deposit growth;

(28)	achievement of diversity objectives;

(29)	operating and maintenance cost management and employee productivity;

(30)	strategic business criteria, consisting of one or more objectives based on meeting specified revenue, sales, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; and/or

(31)	achievement of business or operational goals, such as market share and/or business development;

provided that applicable Performance Measures may be applied on a pre-or post-tax basis; and provided further that the Administrator may, on the Date of Grant of an Award intended to comply with the Performance-Based Exception, and in the case of other grants, at any time, provide, to the extent consistent with Section 409A of the Code, that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual nonrecurring gain or loss.

(ii) Flexibility as to Timing, Weighting, Applicable Business Unit. For Awards intended to comply with the Performance-Based Exception, the Administrator shall set the Performance Goals within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Participants. The Administrator shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to a Participant, to the Company as a whole, to one or more Affiliates or to a department, unit, division or function within the Company, within any one or more Affiliates, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(iii) Discretion to Adjust. The Administrator shall have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception may not (unless the Administrator determines to amend the Award so that it no longer qualifies for the Performance-Based Exception) be adjusted upward. The Administrator shall retain the discretion to adjust such Awards downward. The Administrator may not, unless the Administrator determines to amend the Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Administrator as to the achievement of the Performance Measure(s) shall be certified in writing prior to payment of the Award.

(iv) Alteration of Performance Measures. In the event that applicable laws allow an Award to qualify for the Performance-Based Exception even if the Administrator alters the governing Performance Measures without obtaining stockholder approval, the Administrator shall have the sole discretion to make such changes without obtaining stockholder approval.

(b)(e) Source of Shares. The Shares of Common Stock delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

5. Eligibility and General Conditions of Awards.

(a) Eligibility. The persons eligible to participate in the Plan shall be limited to Service Providers who, in the determination of the Administrator have the potential to impact the long-term success of the Company and/or its Affiliates, and who have been selected by the Administrator, in its discretion, as eligible to receive an Award.

(b) Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

(c) General Terms and Termination of Service.

(i) In General. Except as provided in an Award Agreement or as otherwise provided below in this Section 5(c), all Options or SARs that have not been exercised, or any other Stock Awards that remain subject to a Restriction or that have outstanding Performance Periods or are otherwise not vested and exercisable, shall be cancelled and forfeited to the Company upon termination of the Participant’s Service. If dividend equivalents have been credited with respect to any Stock Award and such Stock Award (in whole or in part) is forfeited, all dividend equivalents credited in connection with such forfeited Stock Award (or portion of a Stock Award) shall also be forfeited to the Company. Any Stock Award that is forfeited by the Grantee to the Company upon termination of the Participant’s Service shall be reacquired by the Company, and the Grantee shall sign any document or take any other action required to assign such Shares back to the Company.

(ii) Options and SARs. Except as otherwise provided in an Option Agreement or a SAR Agreement:

(A) Termination of Service. Upon termination of an Optionee’s Service, other than due to death, Disability or Cause, the Optionee may exercise his/her Option or SAR, but only on or prior to the date that is three (3) months following the Optionee’s Termination Date, and only to the extent that the Optionee was entitled to exercise such Option or SAR on the Termination Date (but in no event later than the expiration of the term of such Option or SAR, as set forth in the Notice of Stock Option Grant to the Option Agreement or Notice of Stock Appreciation Rights Grant to the SAR Agreement). If, on the Termination Date, the Optionee is not entitled to exercise the Optionee’s entire Option or SAR, the Optioned Stock covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his/her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Optioned Stock shall revert to the Plan.

(B) Disability of Optionee. In the event of termination of an Optionee’s Service due to his/her Disability, the Optionee may exercise his/her Option or SAR, but only on or prior to the date that is twelve (12) months following the Termination Date, and only to the extent that the Optionee was entitled to exercise such Option or SAR on the Termination Date (but in no event later than the expiration date of the term of his/her Option or SAR, as set forth in the Notice of Stock Option Grant to the Option Agreement or Notice of Stock Appreciation Rights Grant to the SAR Agreement). If, on the Termination Date, the Optionee is not entitled to exercise the Optionee’s entire Option or SAR, the Optioned Stock covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his/her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Optioned Stock shall revert to the Plan.

(C) Death of Optionee. In the event that an Optionee should die while in Service, the Optionee’s Option or SAR may be exercised by the Optionee’s estate or by a person who has acquired the right to exercise the Option or SAR by bequest or inheritance, but only on or prior to the date that is twelve (12) months following the date of death (but in no event later than the expiration date of the term of his/her Option or SAR, as set forth in the Notice of Stock Option Grant to the Option Agreement or Notice of Stock Appreciation Rights Grant to the SAR Agreement). If after death, the Optionee’s estate or a person who acquires the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Optioned Stock shall revert to the Plan.

(D) Cause. In the event of termination of an Optionee’s Service due to Cause, the Optionee’s Options or SARs (whether or not vested) shall terminate on the Termination Date, and the Optioned Shares shall revert to the Plan.

(iii) Waiver by Administrator. Notwithstanding the foregoing provisions of this Section 5(c), the Administrator may in its sole discretion as to all or any part of any Award as to any Participant, at the time the Award is granted or thereafter, determine that Awards shall become exercisable or vested upon a Participant’s termination of Service, extend the period for exercise of Options or SARs following termination of Service (as provided below), or provide that any Award shall in whole or in part not be forfeited upon a termination of Service. Notwithstanding anything in this Section 5(c)(iii) to the contrary, the Administrator shall not have the authority under this Section 5(c)(iii) to (x) take any action with respect to an Award to the extent such action would cause an Award that is not intended to be deferred compensation subject to Section 409A of the Code to become subject thereto (or if such Award is already subject to Section 409A of the Code, so as to violate Section 409A of the Code), or (y) to cause the Company to violate Section 402 of the Sarbanes-Oxley Act of 2002 or any regulations adopted pursuant thereto (if applicable), Regulation O, promulgated by the Board of Governors of the Federal Reserve System, or any other applicable law (as determined by the Administrator in its sole discretion). Subject to the foregoing, the Administrator may:

(A) extend the period of time for which the Option or SAR is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that Option or SAR to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Option or SAR term; and/or

(B) permit the Option or SAR to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Shares for which such Option or SAR was exercisable at the time of the Optionee’s cessation of Service, but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service; and/or

(C) provide in the terms of an Option Agreement or SAR Agreement that if the exercise of the Option or SAR following the termination of the Optionee’s Service (other than upon his or her death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, or similar requirements of applicable law of another jurisdiction to which the Option or SAR is subject, then the Option or SAR shall terminate on the earlier of (i) the expiration of the term of the Option or SAR set forth in Section 6(c), 7(d), 7(e) or 10(c), or (ii) the expiration of a period of three (3) months after the date on which the exercise of the Option or SAR would not be in violation of such registration or similar requirements.

(d) Non-transferability of Awards. Each Award and each right under any Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be sold, pledged, assigned, hypothecated, alienated, attached, or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution (or in the case of a Stock Award, to the Company), and any purported sale, pledge assignment, hypothecation, alienation, attachment, transfer or encumbrance shall be void and unenforceable against the Company and any of its Affiliates; provided that the designation of a beneficiary to receive benefits in the event of the Participant’s death shall not constitute a sale, pledge, assignment, hypothecation, alienation, attachment, transfer or encumbrance. Notwithstanding the foregoing, to the extent provided in the Award Agreement, Non-Statutory Stock Options, may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Participant means any member of the Immediate Family of such Participant, any trust of which all of the primary beneficiaries are such Participant or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Participant or members of his or her Immediate Family; and the “Immediate Family” of a Participant means the Participant’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews or the spouse of any of the foregoing individuals. Such Award may be exercised by such transferee in accordance with the terms of such Award. If so determined by the Administrator, a Participant may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution with respect to any Award upon the death of the Participant. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Administrator. Nothing herein shall be construed as requiring the Administrator to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

6. Option Terms. Each Option shall be evidenced by an Option Agreement, in the form approved by the Administrator, and may contain such provisions as the Administrator deems appropriate; provided, however, that each Option Agreement shall comply with the terms specified below. Each Option Agreement evidencing an Incentive Stock Option shall, in addition, be subject to the provisions of Section 7 below. All Options shall be separately designated as Incentive Stock Options or Non-Statutory Stock Options. In the event an Award Agreement fails to designate an Option as either an Incentive Stock Option or a Non-Statutory Stock Option, an Option granted pursuant to such Award Agreement shall be deemed a Non-Statutory Stock Option.

(a) Exercise Price.

(i) The Exercise Price of an Option shall be determined by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant of such Option.

(ii) Notwithstanding the foregoing, Options may be granted in exchange for unexercised, unexpired stock options of another corporation and the Exercise Price of the Optioned Stock subject to each Option so granted may be fixed at a price less than one hundred percent (100%) of the Fair Market Value of a Share at the time such Option is granted if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 424(a) and/or 409A of the Code, as applicable.

(iii) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall, as determined by the Administrator, consist of one or more of the following: (A) cash, (B) check or wire transfer, (C) Shares, (D) Qualified Note, and/or (E) a cashless exercise, subject to the terms described below. The Administrator may, in its discretion, permit Optionees, either on a selective or aggregate basis, to simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or other arrangement (which may include an arrangement with the Company), approved in advance by the Administrator, and use the proceeds from such sale as payment of part or all of the Exercise Price of such Shares. Notwithstanding the foregoing, a method of payment may not be used if it causes the Company to: (i) recognize additional compensation expense for financial reporting purposes (unless otherwise approved by the Board); (ii) to the extent applicable, violate Section 402 of the Sarbanes-Oxley Act of 2002 or any regulations adopted pursuant thereto; or (iii) violate Regulation O, promulgated by the Board of Governors of the Federal Reserve System, as determined by the Administrator in its sole discretion. In the event of a cashless exercise, the broker shall not be deemed to be an agent of the Administrator.

(b) Vesting. Unless otherwise specified in the applicable Option Agreement, any Option granted hereunder shall vest and become exercisable as follows: one-third (1/3) of the Optioned Stock will vest on the second (2nd) anniversary of the Date of Grant; an additional one-third (1/3) of the Optioned Stock will vest on the third (3rd) anniversary of the Date of Grant; and the remaining one-third (1/3) of the Optioned Stock will vest on the fourth (4th) anniversary of the Date of Grant, assuming that the Optionee remains employed on each such vesting date and satisfies any other conditions specified in the Option Agreement. Notwithstanding anything herein to the contrary, unless otherwise provided in an Option Agreement, upon the occurrence of a Vesting Event, all Options that are outstanding on the date of the Vesting Event shall become fully vested and exercisable on such date so long as the Optionee has not terminated his/her Service prior to such date.

(c) Term of Options. All Non-Statutory Stock Options shall have a term of ten (10) years measured from the Date of Grant of such Option, unless a longer or shorter period is specified in the applicable Option Agreement (and all Options are subject to earlier termination as provided herein or in the applicable Option Agreement).

(d) Procedure for Exercise. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Administrator in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and full payment of the applicable Exercise Price for the Option being exercised has been received by the Administrator. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under subsection (a)(iii) above.

(e) Early Exercise. An Option Agreement may, but need not, include a provision whereby the Optionee may elect at any time before the Optionee’s Service terminates to exercise the Option as to any part or all of the Optioned Stock prior to the full vesting of the Option. Any Shares so purchased may be subject to a repurchase option in favor of the Company or to any other restrictions the Administrator determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a supplemental charge to earnings for financial reporting purposes) have elapsed following exercise of the Option, unless the Administrator otherwise specifically provides in the Option Agreement.

(f) Shareholder Rights. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 below.

7. Incentive Stock Options. The terms specified below shall be applicable to all Incentive Stock Options, and these terms shall, as to such Incentive Stock Options, supersede any conflicting terms in Section 6 above. Options which are specifically designated as Incentive Stock Options when issued under the Plan shall be subject to the terms of this Section. If an Option nevertheless fails to meet the following requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, such Options shall be treated for all purposes of this Plan, except as provided in subsection (c) below, as a Non-Statutory Stock Option.

(a) Eligibility. Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. The Exercise Price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant of such Option, except as otherwise provided for in subsection (e) below.

(c) Dollar Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value of the Optioned Stock (determined as of the Date of Grant of each Option) with respect to Options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate) that may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent an Optionee holds two or more such Incentive Stock Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Stock Options shall be applied on the basis of the order in which such Options are granted. Any Options in excess of such limitation shall automatically be treated as Non-Statutory Stock Options.

(d) Term. No Incentive Stock Option shall have a term of more than ten (10) years from its Date of Grant (subject to earlier termination as provided herein or in the applicable Option Agreement).

(e) 10% Shareholder. Notwithstanding anything to the contrary above, if any Employee to whom an Incentive Stock Option is granted is a 10% Shareholder, then the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Date of Grant of such Option, and the Option term shall not exceed five (5) years measured from the Date of Grant of such Option.

(f) Notification of Disqualifying Disposition. Each Incentive Stock Option shall require the Optionee to notify the Administrator of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition.

(g) Loss of Tax-Favored Status.

(i) Change in Employment Status. In the event of an Optionee’s change of status from Employee to Consultant or to a Director who is not an Employee, an Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option three (3) months following such change of status.

(ii) Approved Leave of Absence. If an Optionee is on an approved leave of absence, and the Optionee’s reemployment upon expiration of such leave is not guaranteed by statute or contract, then on the first (1st) day immediately following the expiration of a period of three (3) months from the commencement of such leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(iii) Post-Termination Exercisability. In the event that an Optionee exercises an Incentive Stock Option more than three (3) months after termination of employment (or after such longer period in case of death or Disability as is permitted under the Code), such Option shall be treated for tax purposes as a Non-Statutory Stock Option.

(iv) No Liability. In no event shall any member of the Board, the Company, Castle Creek or any of their respective Affiliates (including their respective employees, officers, directors or agents) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an Incentive Stock Option, nor do any such Persons make any representations regarding the taxation consequences to any Participant resulting from the grant, vesting or exercise of any Award or from the sale of Shares obtained pursuant to any such Award hereunder.

8. Restricted Stock Award. Subject to and consistent with the provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock to any eligible Service Provider in such amounts as the Administrator shall determine. Each Restricted Stock Award shall be evidenced by a Stock Award Agreement, in the form approved by the Administrator, and shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award and such provisions as the Administrator deems appropriate.

(a) Risk of Forfeiture.

(i) General Rule. Shares issued pursuant to a Restricted Stock Award shall initially be subject to Restrictions. The Administrator may impose such Restrictions on any Restricted Stock Award as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific Performance Goals, time-based Restrictions following the achievement of specific Performance Goals, and/or Restrictions under applicable securities laws.

(ii) Lapse of Restrictions. Unless otherwise provided in a Stock Award Agreement or determined by the Administrator, any time-based Restrictions upon Restricted Stock (other than time-based Restrictions following the achievement of specific Performance Goals) shall lapse as follows: one-third (1/3) of the Granted Stock will vest on the second (2nd) anniversary of the Date of Grant, an additional one-third (1/3) of the Granted Stock will vest on the third (3rd) anniversary of the Date of Grant, and the remaining one-third (1/3) of the Granted Stock will vest on the fourth (4th) anniversary of the Date of Grant, assuming that the Grantee remains in Service on each such vesting date and satisfies any other conditions specified in the Stock Award Agreement. Notwithstanding the foregoing, upon the occurrence of a Vesting Event, unless otherwise provided in a Stock Award Agreement, a Grantee shall become one hundred percent (100%) vested in those Shares of Granted Stock that are outstanding on the date of the Vesting Event and any Restrictions shall immediately lapse so long as the Grantee remains in Service on such date.

(iii) Consideration for Restricted Stock. The Administrator shall determine the amount, if any, that a Grantee shall pay for Restricted Stock.

(iv) Forfeiture of Granted Stock. Except as otherwise determined by the Administrator in its sole discretion, the Granted Stock that is subject to Restrictions shall automatically be forfeited and immediately returned to the Company on the Grantee’s Termination Date or the date on which the Administrator determines that any other conditions to the vesting of the Restricted Stock were not satisfied during the designated period of time.

(b) Rights as a Stockholder. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement.

(c) Dividends. The Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Granted Stock. Stock dividends and deferred cash dividends issued with respect to Restricted Stock shall be subject to the same restrictions and other terms as apply to the Shares of Restricted Stock with respect to which such dividends are issued.

(d) Escrow; Legends. The Administrator may provide that the evidence of ownership of Shares of Restricted Stock (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow or other custodial arrangement by the Secretary of the Company until such Restricted Stock becomes nonforfeitable or is forfeited, and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan. If any Restricted Stock becomes nonforfeitable, the Company shall cause certificates (or other evidence of ownership) for such Shares to be delivered without such legend or shall cause a release of restrictions on a book entry account maintained by the Company’s transfer agent.

9. Performance Stock Award. Each Performance Stock Award shall be evidenced by a Stock Award Agreement, in the form approved by the Administrator, and may contain such provisions as the Administrator deems appropriate; provided, however, such Stock Award Agreement shall comply with the terms specified below.

(a) Risk of Forfeiture.

(i) General Rule. Shares issued pursuant to a Performance Stock Award shall initially be subject to Restrictions. The Restrictions shall be set forth in the Stock Award Agreement, and shall comply with the terms specified below.

(ii) Lapse of Restrictions. The Grantee shall vest in or accelerate vesting in the Granted Stock, based on the Grantee’s attainment of Performance Goal described in Section 9(a)(iii) below, which are to be achieved over a designated period of time, but not in any event more than ten (10) years.

(iii) Performance Goals. The Administrator shall set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Shares of Performance Stock to become vested at the end of the Performance Period. The Performance Goals for Awards

of Performance Stock may be set by the Administrator at threshold, target and maximum performance levels, with the number of Shares of Performance Stock to become vested tied to the degree of attainment of the various performance levels during the Performance Period. No vesting shall occur with respect to Shares subject to a Performance Stock Award if the threshold performance level is not attained (or, if a threshold performance level is not specified, then the lowest or only level of performance goal specified). If Performance Goals are specified in terms of threshold, target and maximum performance levels, then the number of Shares subject to a Performance Stock Award to become vested in cases where the performance level attained is in between the applicable performance levels (i.e., either between the threshold and target performance levels or between the target and maximum performance levels) shall be determined by linear interpolation, unless otherwise determined by the Administrator at the time of grant. To the extent the Administrator deems it appropriate to comply with the Performance-Based Exception, all Performance Goals shall comply with Section 4(c) hereof.

(iv) Vesting of Performance Stock. After the applicable Performance Period has ended, the Performance Stock held by a Grantee shall become vested based upon the performance level attained with respect to the Performance Goals as described in Section 9(a)(iii). If the Performance Stock Award is intended to comply with the Performance-Based Exception, the Administrator shall certify the level of attainment of the Performance Goals in writing before the Restrictions shall lapse.

(v) Adjustment Based on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company or an Affiliate during a Performance Period, then, to the extent the Administrator determines that the Award, the Performance Goals or the Performance Period are no longer appropriate, the Administrator (taking into account the desirability of satisfying the Performance-Based Exception) may adjust, change, eliminate or cancel the Award, the Performance Goals or the applicable Performance Period, to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period as the Administrator deems necessary or desirable.

(vi) Forfeiture of Granted Stock. The Granted Stock that is subject to Restrictions shall automatically be forfeited and immediately returned to the Company on the Grantee’s Termination Date or the date on which the Administrator determines that any other conditions to the vesting of the Performance Stock Award, including performance goals, were not satisfied during the designated period of time.

(b) Rights as a Stockholder. Performance Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement.

(c) Dividends. The Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on Granted Stock.

10. Stock Appreciation Rights. Each SAR shall be evidenced by a SAR Agreement, in the form approved by the Administrator, and may contain such provisions as the Administrator deems appropriate; provided, however, that each SAR Agreement shall comply with the terms specified below.

(a) Exercise Price. The Exercise Price of a SAR shall be determined by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant of such SAR.

(b) Vesting. Any SAR granted hereunder shall vest and be exercisable at such times and under such conditions as determined by the Administrator and set forth in the SAR Agreement. Notwithstanding anything herein to the contrary, upon the occurrence of a Vesting Event, all SARs that are outstanding on the date of the Vesting Event shall become exercisable on such date (whether or not previously vested) provided that the Optionee remains in Service as of such date.

(c) Term of SARs. No SAR shall have a term in excess of ten (10) years measured from the Date of Grant of such SAR.

(d) Procedure for Exercise. A SAR shall be deemed to be exercised when written notice of such exercise has been given to the Administrator in accordance with the terms of the SAR Agreement by the person entitled to exercise the SAR. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive an amount equal to the number of Shares with respect to which the SAR is exercised multiplied by the excess, if any, of (x) the Fair Market Value of a Share on the date of exercise of the SAR, over (y) the Exercise Price of the SAR. The Company shall pay this amount in the form of: (i) Shares; (ii) cash; or (iii) a combination of Shares and cash, as determined by the Administrator.

(e) Shareholder Rights. To the extent that a SAR is settled in Shares, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of a stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of a SAR. To the extent that a SAR is settled in Shares, the Company shall issue (or cause to be issued) such certificate promptly upon exercise of the SAR. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 below.

11. Adjustments Upon Changes in Capitalization.

(a) Capitalization Adjustments. In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of: (a) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (b) the number and type of Shares (or other securities or property) subject to outstanding Awards, (c) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (d) the number and kind of Shares outstanding under any Stock Awards or relating to any other outstanding Award in connection with which Shares are subject, and (e) the number of Shares with respect to which Awards may be granted to a Participant; provided, in each case, that with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to violate Section 424(a) of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number. Notwithstanding the foregoing, any adjustments made pursuant to this Section 11(a) shall be made in such a manner as to ensure that after such adjustment, the Awards continue not to be deferred compensation subject to Section 409A of the Code (or if such Awards are already subject to Section 409A of the Code, so as not to violate Section 409A of the Code).

(b) Adjustments Upon a Change in Control. In the event of a Change in Control as defined in paragraphs (ii) through (v) of the definition of “Change in Control” in Section 2, the Administrator or the board of directors of any surviving entity or acquiring entity may provide or require that the surviving or acquiring entity shall: (1) assume or continue all or any part of the Awards outstanding under the Plan, or (2) substitute substantially equivalent awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change in Control occurs) for those Awards outstanding under the Plan. In the event any surviving entity or acquiring entity declines to assume or continue such Awards or to substitute similar awards for those outstanding under the Plan, then with respect to Awards held by Participants whose continuous Service has not terminated, the Administrator in its sole discretion and without liability to any Person may: (1) provide for the payment of a cash amount in exchange for the cancellation of an Award equal to the product of (x) the excess, if any, of the Fair Market Value per Share at such time over the exercise, redemption or purchase price, if any, times (y) the total number of Shares then subject to such Award; (2) continue the Awards upon such terms as the Administrator determines in its sole discretion; (3) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards (including any unrealized value immediately prior to the Change in Control) previously granted hereunder, as determined by the Administrator in its sole discretion; or (4) to the extent applicable, notify Participants holding an Award that they must exercise or redeem any portion of such Award at or prior to the closing of the transaction by which the Change in Control occurs and that such Award shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change in Control occurs. The Administrator shall not be obligated to treat all Awards, even those that are of the same type, in the same manner.

(c) Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent applicable and where an Award has not been previously exercised, such Award will terminate immediately prior to such termination or liquidation of the Company.

12. Deferral of Awards. The Administrator, in its sole discretion, may permit a Participant to defer his/her Awards pursuant to the terms and conditions provided for in any deferred compensation plan or arrangement maintained by the Company in accordance with all applicable requirements thereunder.

13. Cancellation and Regrant of Awards. The Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionee, the cancellation of any or all outstanding Options or SARs and to grant in substitution new Options or SARs covering the same or a different number of Shares but with an Exercise Price per Share based on the Fair Market Value per Share on the new Date of Grant of the Option or SAR. The Administrator shall also have the authority to effect, at any time and from time to time, with the consent of the affected Grantee, the cancellation of any or all outstanding Stock Awards and to grant in substitution new Stock Awards covering the same or a different number of Shares. Notwithstanding the foregoing, the Administrator may not grant an Option or a SAR with an exercise or redemption price lower than that set forth above if such Option or SAR is granted as part of a transaction to which Section 424 or Section 409A of the Code applies. Further, notwithstanding the foregoing or anything in this Plan to the contrary, the Administrator may not take any action which would constitute a “repricing” of Options or SARs without recommending that such repricing be subject to the approval of the Company’s shareholders prior to effectiveness. For purposes of Section 4 hereof, Shares underlying any Award cancelled by the Company in such exchange shall be available for issuance under the Plan; furthermore, except with respect to an Award subject to Sections 162(m) and/or 422 of the Code, a grant of any Award to a Participant pursuant to such exchange shall be disregarded for purposes of determining whether such Participant has exceeded any limitations hereunder limiting the amount of any type of Award or aggregate amount of Awards that may be granted to a Participant (except to the extent the number of Shares underlying such Awards exceeds the number of Shares underlying the Participant’s cancelled Awards).

14. [Intentionally Omitted].

15. Management Shareholders’ Agreement and Escrow.

(a) Awards Subject to Plan and Management Stockholders Agreement. All Awards issued hereunder shall be subject to all the terms and conditions of this Plan, any applicable Award Agreement and the Management Stockholders Agreement, which terms and conditions are incorporated herein by reference to the extent applicable to Awards issued hereunder. As a condition of receiving Awards hereunder, each Participant will be obligated to execute such agreements and documents as the Administrator may require including, without limitation, the Management Stockholders Agreement.

(b) Escrow. To ensure that the Shares issuable pursuant to Awards are not transferred in contravention of the terms of the Plan and the individual Award Agreements, to ensure that the Shares subject to a repurchase option or reacquisition right will be available for repurchase or reacquisition, to ensure enforceability of the rights of any parties relating to the Shares as provided for in the Management Stockholders Agreement, and to ensure compliance with other provisions of this Plan, the Company may, in its sole discretion, require Participants to deposit the certificates evidencing the Shares issued under this Plan with an escrow agent designated by the Company.

16. Tax Withholding.

(a) For corporate purposes, the Company’s obligation to deliver Shares upon the exercise of Options, deliver Shares or cash upon the exercise of SARs, deliver Shares pursuant to Awards granted hereunder or remove any restrictive legends upon vesting of Awards under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment Tax withholding requirements.

(b) To the extent permitted under applicable law, the Administrator may, in its discretion, provide any or all holders of Awards under the Plan with the right to use Shares already owned by such Participants in satisfaction of all or part of the Taxes incurred by such Participants in connection with the exercise or vesting of their Awards, as the case may be; provided, however, that this form of payment shall be limited to the withholding amount calculated using the minimum statutory rates, and the Administrator may impose such other requirements with respect to the Shares as may be necessary or desirable to avoid a supplemental charge to earnings for financial reporting purposes and/or to avoid adverse tax consequences. Such right may be provided to any such Participant in either or both of the following formats:

(i) Stock Withholding. The election to have the Company withhold, from the Shares otherwise issuable upon the exercise or vesting of such Awards, a portion of those Shares with an aggregate Fair Market Value equal to the Taxes payable, calculated using the minimum statutory withholding rates which may be used without incurring a supplemental charge to earnings for financial reporting purposes.

(ii) Stock Delivery. The election to deliver to the Company, at the time the Award is exercised or vests, as the case may be, one or more Shares already owned by such Participant with an aggregate Fair Market Value equal to the Taxes payable, calculated using the minimum statutory rates which may be used without incurring a supplemental charge to earnings for financial reporting purposes. The Participant may, subject to procedures satisfactory to the Administrator, satisfy the delivery requirement upon the exercise or vesting of an Award by presenting proof of beneficial ownership of such Shares, in which case the Company shall withhold such number of Shares from the Shares otherwise acquired through the exercise or vesting of the Award.

(c) Notification Under Section 83(b) of the Code. If the Participant, in connection with the exercise of any Option, or the grant of Stock Award, makes the election permitted under Section 83(b) of the Code to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Participant shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Administrator may, in connection with the grant of an Award or at any time thereafter, prohibit a Participant from making the election described above.

17. Miscellaneous.

(a) Time of Granting Awards. The Date of Grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant such Award and on which such grant has been appropriately authorized under applicable law; provided, however, that any Award granted prior to the date on which the Plan is approved by the Company’s shareholders shall be subject to the shareholders’ approval of the Plan. Notice of the grant shall be given to each Service Provider to whom an Award is so granted as soon as practicable after the Date of Grant.

(b) Securities Law Compliance. The grant of Awards and the issuance of Shares pursuant to Awards shall be subject to compliance with all requirements of federal, state and other applicable laws with respect to such securities. Awards may not be issued if the issuance of such Awards would constitute a violation of any federal, state or other securities laws or other applicable laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed or will be listed. In addition, to the extent applicable, no Award may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Award be in effect with respect to the shares issuable upon exercise of the Award, or (b) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act and/or other applicable securities laws. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Award or Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Award or such Shares.

(c) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of Shares upon the exercise or acquisition of such Shares under the Award has been registered under a then currently effective registration statement under the Securities Act or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

(d) Use of Proceeds from Stock. Proceeds from the sale of Shares pursuant to Awards shall constitute general funds of the Company.

(e) Section 409A. To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date on which the Board approves the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder may, in the sole discretion of the Administrator, subject a Participant to the additional tax under Section 409A of the Code, then, prior to the payment and/or delivery to such Participant of such amount, the Board may (i) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Administrator determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which the Board approves the Plan. The Company and its Affiliates make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Participant (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of an accelerated or additional Tax, fine or penalty under Section 409A of the Code or otherwise to be imposed, then the Participant (or his or her beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Affiliates shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Participant (or his or her beneficiaries, as applicable) for, any such additional Taxes, fines or penalties.

(f) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(g) Qualified Transactions. To the extent the Administrator deems it desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

18. Adoption, Amendment and Termination of the Plan.

(a) Adoption. The Plan was adopted by the Board on February 1, 2007 and approved by the shareholders on February 1, 2007. Unless sooner terminated, the Plan will continue until February 1, 2017.

(b) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but, subject to the provisions of Sections 11, 14 and 17(e) hereof, no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Participant under any Award theretofore granted without his/her consent. In addition, to the extent necessary and desirable to comply with Sections 162(m) and 422 of the Code, or any other applicable laws or regulations, including the requirements of any stock exchange or national market system upon which the Common Stock is then listed, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

(c) Effect of Amendment and Termination. Except as otherwise provided under the Plan, any such amendment or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. However, when the Plan terminates or is terminated, no Awards shall be granted under the Plan thereafter.

19. Regulatory Approvals.

(a) The implementation of the Plan, the granting of any Awards and the issuance of any Shares upon the exercise of any granted Awards shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted and the Shares issued hereunder.

(b) No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with the requirements of all applicable laws, including, without limitation, federal and state securities laws and the filing and effectiveness of the Form S-8 registration statement (if required) for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is then listed for trading (if any).

20. No Employment/Service Rights; Other Benefit Plans.

(A) (a) Nothing in the Plan shall confer upon any Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining such person) or of the Participant, which rights are hereby expressly reserved to each, to terminate such person’s Service at any time for any reason, with or without cause.

(b) All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or any Affiliate or under any agreement between the Company or any of its Affiliates and the Participant, unless such plan or agreement specifically provides otherwise.

21. Governing Law. This Plan shall be governed by Delaware law, applied without regard to conflict of laws principles.

PLAN HISTORY

February 1, 2007	Board adopts the Plan, with an initial reserve of seven hundred thousand (700,000) shares.

February 1, 2007	Stockholders entitled to vote approve the Plan, with an initial share reserve of seven hundred thousand (700,000) shares.

Attachment III

Form of Assignment Separate from Certificate

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Grant Notice and Restricted Stock Agreement,                              hereby sells, assigns and transfers unto The BANKshares, Inc., a bank holding company organized under the laws of the State of Delaware (“Assignee”)                              (                    ) shares of the Common Stock of the Assignee (“Shares”), standing in the undersigned’s name on the books of said corporation represented by Certificate No.              herewith and do hereby irrevocably constitute and appoint                                          as attorney-in-fact to transfer the said stock on the books of the within named Assignee with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the “Award” (as defined in the Grant Notice to which this document is attached), in connection with the reacquisition of the Shares issued to the undersigned pursuant to the Award, and only to the extent that such Shares remain subject to the Assignee’s rights to reacquire the shares under the Award.

Dated:

Signature:

Print Name:

[INSTRUCTION: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to administer its automatic reacquisition right set forth in the Award without requiring additional signatures on your part.]

Attachment IV

Form of Joint Escrow Instructions

JOINT ESCROW INSTRUCTIONS

[date], 2009

Thomas Abelmann

The BANKshares, Inc.

1031 W. Morse Blvd. Suite 323

Winter Park, FL 32789

Dear Sir/Madam:

As Escrow Agent for both The BANKshares, Inc., a bank holding company organized under the laws of the State of Delaware (the “Company”), and the undersigned recipient of stock of the Company (“Recipient”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the “Award” (as defined in the Grant Notice to which this document is attached), in accordance with the following instructions:

1. In the event Recipient ceases to render services as an employee, director or consultant to the Company or an Affiliate during the vesting period(s) set forth in the Grant Notice to which this document is attached, the Company or its assignee will give to Recipient and you a written notice specifying that the Shares of stock shall be transferred to the Company. Recipient and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

At the closing, you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of Shares being transferred, and (c) to deliver same, together with the certificate evidencing the Shares of stock to be transferred, to the Company.

2. In the event Recipient continuously renders services as an employee, director or consultant to the Company or an Affiliate throughout the vesting period(s) set forth in the Grant Notice to which this document is attached, the Company or its assignee will give to Recipient and you a written notice specifying that the appropriate number of Shares shall be transferred to the Recipient along with any cash or in-kind dividends declared subsequent to the date hereof and which relate to such Shares. Recipient and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

At the closing, you are directed to deliver a certificate evidencing the appropriate number of Shares, together with any cash or in-kind dividends declared subsequent to the date hereof and which relate to such Shares, to the Recipient.

3. Recipient irrevocably authorizes the Company to deposit with you any certificates evidencing Shares of stock to be held by you hereunder and any additions and substitutions to said Shares as specified in the Grant Notice or the Agreement. Recipient does hereby irrevocably constitute and appoint you as Recipient’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and to complete any transaction herein contemplated.

4. This escrow shall terminate upon vesting in full of the Shares or upon the earlier return of the Shares to the Company.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Recipient, you shall deliver all of same to any pledgee entitled thereto or, if none, to Recipient and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Recipient while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Grant Notice or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel, including but not limited to Simpson Thacher & Bartlett LLP, and other experts as you may deem necessary to advise you in connection with your obligations hereunder, and you may rely upon the advice of such counsel, and may pay such counsel reasonable compensation for such advice.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent and Recipient hereby confirms the appointment of such successor or successors as his attorney-in-fact and agent to the full extent of your appointment.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you may (but are not obligated to) retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in any United States Post Box, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten (10) days’ written notice to each of the other parties hereto:

COMPANY:	The BANKshares, Inc.
1031 W. Morse Blvd. Suite 323 Winter Park, FL 32789
Attn: Tom Abelmann

RECIPIENT:

ESCROW AGENT:	The BANKshares, Inc.
1031 W. Morse Blvd. Suite 323 Winter Park, FL 32789
Attn: Tom Abelmann

16. By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Grant Notice.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Grant Notice and these Joint Escrow Instructions in whole or in part.

Very truly yours,

THE BANKSHARES, INC.

By:
Mark Merlo, Chairman

RECIPIENT

[Name]

ESCROW AGENT:

Thomas Abelmann

Execution Copy

THE BANKSHARES, INC.

STOCK GRANT NOTICE

2007 STOCK INCENTIVE PLAN

The BANKshares, Inc. (the “Company”), pursuant to its 2007 Stock Incentive Plan (the “Plan”), hereby grants to the “Participant” identified below an award (the “Award”) of that number of shares of the Company’s Common Stock set forth below. This Award is subject to all of the terms and conditions set forth herein and in the Restricted Stock Agreement, the Plan, the form of Assignment Separate from Certificate and the form of Joint Escrow Instructions (collectively, the “Award Documents”), all of which are attached hereto and incorporated herein in their entirety. All capitalized terms not defined in this grant notice shall have the meanings ascribed thereto in the Restricted Stock Agreement and the Plan.

Participant:
Maximum Number of Shares:
Grant Date:
Fair Market Value on Grant Date (Per Share):
Vesting Commencement Date:

Performance Matrix:	The number of shares of the Company’s Common Stock in which you may vest in accordance with the Vesting Schedule set forth below (the “Adjusted Shares”) will depend upon the level of achievement of the Company’s earnings per share performance goals and will be determined by the Board in accordance with the Performance Matrix attached hereto.

Vesting Schedule:	One-third (1/3) of the Adjusted Shares shall vest on each anniversary of the Vesting Commencement Date over a period of three (3) years. Notwithstanding the foregoing, in the event of a Change of Control, the Participant shall become [—] percent ([—]%) vested in the Adjusted Shares that are outstanding on the date of the Change of Control, so long as the Participant remains in Continuous Service on such date. In the event that the Change of Control occurs prior to the Board’s determination of the number of Adjusted Shares, the Participant shall become vested in [—] percent ([—]%) of the shares of the Company’s Common Stock subject to this Award, so long as the Participant remains in Continuous Service on such date.

Consideration:	No payment is required for the Award, although payment may be required for the amount of any withholding taxes due as a result of the award of, or vesting of, the Shares, as described in greater detail in the Restricted Stock Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of the Award Documents, and understands and agrees to terms set forth in the Award Documents. Participant further acknowledges that as of the Grant Date, the Award Documents set forth the entire understanding between Participant and the Company regarding the acquisition of shares of the Company’s Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

THE BANKSHARES, INC.		PARTICIPANT:

By:
	Signature	Signature

Title:

ATTACHMENTS:

I.	Restricted Stock Agreement
II.	The BANKshares, Inc. 2007 Stock Incentive Plan
III.	Form of Assignment Separate from Certificate
IV.	Form of Joint Escrow Instructions

PERFORMANCE MATRIX

PERFORMANCE GOALS FOR 2009 FISCAL YEAR

Performance Goals: 2009 Adjusted Cash Basis Earnings Per Share (% of Budget)	Adjusted Shares (% of Maximum Number of Shares under the Award)
is $0.17 or more, but less than $0.18 (80%)	[ ] (67%)
is $0.18 or more, but less than $0.19 (85%)	[ ] (71%)
is $0.19 or more, but less than $0.22 (90%)	[ ] (75%)
is $0.22 or more, but less than $0.24 (100%)	[ ] (83%)
is $0.24 or more, but less than $0.27 (110%)	[ ] (92%)
is $0.27 or more (120%)	[ ] (100%)

The determination of the 2009 Adjusted Cash Basis Earnings per Share shall be made in accordance with the table attached as Annex 1 hereto. The Board retains the discretion to adjust its determination as to the degree of attainment of the foregoing performance goal and the actual number of Adjusted Shares which may be earned hereunder. All determinations of the Board shall be final and binding on all Participants.

The performance goals as set forth above will be adjusted by the Board in good faith to reflect each acquisition or disposition by the Company or any of its Affiliates subsequent to the date of this Award of any business, operation, entity (including the acquisition of only a portion of an entity whose results will be consolidated by the Company in accordance with GAAP), division of any entity or any assets outside the ordinary course of business. If the Company makes such an acquisition or disposition, the performance goals for such year shall be proportionately adjusted, fairly and appropriately, and only to the extent deemed necessary by the Board (after consultation with the Company’s accountants), in the exercise of its good faith judgment, in order to accurately reflect the direct and measurable effect such acquisition or disposition has or is reasonably expected to have on the performance goals. In addition, to the extent applicable, performance goals will be adjusted by the Board (after consultation with the Company’s accountants) in good faith to reflect any changes in GAAP promulgated by accounting standard setters in order to accurately reflect the effect of such changes on such performance goals. The intent of such adjustments is to keep the probability of achieving the performance goals the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment(s) shall be made within ninety (90) days following the completion or closing of such event, as applicable, and shall be based on the Company’s accounting as set forth in its books and records and on the Company’s financial plan pursuant to which the performance goals were originally established. Any such adjustment(s) made in good faith shall be final and binding on all persons.

Execution Copy

Annex 1

Attachment I

Restricted Stock Agreement

THE BANKSHARES, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Pursuant to the provisions of the Company’s 2007 Stock Incentive Plan (“Plan”), the terms of the Grant Notice to which this Restricted Stock Agreement is attached (“Grant Notice”) and this Restricted Stock Agreement (“Agreement”), The BANKshares, Inc. (the “Company”) grants you that number of shares of Common Stock indicated in the Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. THE AWARD. The Company hereby awards to you the aggregate number of Shares of Common Stock specified in your Grant Notice. The Shares are awarded to you in consideration for your service to the Company as an employee, director or consultant to the Company or any of its Affiliates.

2. DOCUMENTATION. As a condition to the award of the Shares, and prior to the receipt of any share certificates by you, you agree to execute the Grant Notice, three (3) copies of the Assignment Separate From Certificate (with date and number of shares blank) substantially in the form attached to the Grant Notice as Attachment III, and two (2) copies of the Joint Escrow Instructions substantially in the form attached to the Grant Notice as Attachment IV, and to deliver the same to the Company, along with such additional documents as the Company may require.

3. CONSIDERATION FOR THE AWARD. No cash payment is required for the Shares, although you may be required to tender payment in cash or other acceptable form of consideration for the amount of any withholding taxes due as a result of the award of, or vesting of, the Shares.

4. VESTING. Subject to the limitations contained in this Agreement and the Plan, the Shares will vest as provided in the Grant Notice. Vesting, of course, is contingent upon your continued service to the Company or any of its Affiliates (your “Continuous Service”) as employee, director or consultant. If your Continuous Service with the Company or an Affiliate terminates prior to the vesting of any number of Shares for any reason, then the Company without any further action shall reacquire the Shares that have not vested as of the date of termination. Notwithstanding the foregoing, in the event of a Change of Control, you shall become [—] percent ([—]%) vested in the Adjusted Shares that are outstanding on the date of the Change of Control, so long as you remain in Continuous Service on such date. In the event of a Change of Control that occurs prior to the Board’s determination of the number of Adjusted Shares in which you may vest, you will become vested in [—] percent ([—] %) of the Shares that are outstanding on the date of the Change of Control, so long as you remain in Continuous Service on such date.

5. NUMBER OF SHARES AND PURCHASE PRICE. The number of Shares subject to your Award may be adjusted from time to time pursuant to the provisions of Section 18 of the Plan.

6. CERTIFICATES. Certificates evidencing the Shares shall be issued by the Company and shall be registered in your name promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Shares pursuant to Section 4.

7. TRANSFER RESTRICTIONS. Shares that are received under your Award are subject to the transfer restrictions set forth in the Plan and any transfer restrictions that may be described in the Company’s bylaws or charter in effect at the time of the contemplated transfer.

8. RIGHTS AS A STOCKHOLDER. You shall be the record owner of the Shares until or unless such Shares are reacquired by the Company pursuant to Section 4 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Shares and you shall receive, when paid, any dividends on all of the Shares granted hereunder as to which you are the record holder on the applicable record date; provided that (i) any cash or in-kind dividends paid with respect to the Shares which have not previously vested shall be withheld by the Company and shall be paid to you only when, and if, such Shares shall become fully vested pursuant to Section 4, and (ii) the Shares shall be subject to the limitations on transfer and encumbrance set forth herein. As soon as practicable following the vesting of any Shares pursuant to Section 4, certificates for the Shares which shall have vested shall be delivered to you or your legal guardian or representative.

9. SECURITIES LAWS. Upon the vesting of any Shares, you will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. MARKET STANDOFF. You agree that the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you under the Award, for a period of time specified by the underwriter(s) (not to exceed approximately two hundred fourteen (214) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares until the end of such period. In addition, Shares that are received under your Award are subject to the transfer restrictions set forth in the Plan and any transfer restrictions that may be described in the Company’s bylaws or charter in effect at the time of the contemplated transfer.

11. LEGENDS ON CERTIFICATES. The certificates representing the vested Shares delivered to you as contemplated by Section 8 above shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue to serve as an employee, director or consultant to the Company or any of its Affiliates. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee, director or consultant or as any other type of service provider for the Company or any Affiliate.

13. WITHHOLDING OBLIGATIONS.

(a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize the Company to satisfy its withholding obligations, if any, from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with your Award.

(b) Unless the tax withholding obligations of the Company, if any, are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such Shares from any escrow provided for herein.

14. TAX CONSEQUENCES. The acquisition and vesting of the Shares may have adverse tax consequences to you that may be avoided or mitigated by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election must be filed within thirty (30) days after the date the shares pursuant to your Award are granted to you. YOU ACKNOWLEDGE THAT IT IS YOUR OWN RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF YOU REQUEST THE COMPANY TO MAKE THE FILING ON YOUR BEHALF.

15. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be delivered by hand or sent by Federal Express, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16. FORFEITURE ON ACCOUNT OF TERMINATION FOR CAUSE. Notwithstanding any other provision of this Agreement to the contrary, if your Service with the Company or an Affiliate is terminated for Cause, (i) all Shares that remain subject to a Restriction or are otherwise not vested and exercisable shall be cancelled and forfeited to the Company upon such termination for Cause, and (ii) if dividend equivalents have been credited with respect to any Shares and such Shares are forfeited, all dividend equivalents credited in connection with such forfeited Shares shall also be forfeited to the Company.

17. MISCELLANEOUS.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this “Award” (as defined in the Grant Notice to which this Agreement is attached).

(b) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(c) The waiver by either party of compliance with any provision of the Award by the other party shall not operate or be construed as a waiver of any other provision of the Award, or of any subsequent breach by such party of a provision of the Award.

18. GOVERNING PLAN DOCUMENT. Your Award is subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Plan and any other document, the provisions of the Plan shall control.